Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	April 29, 2018	October 29, 2017

Assets

Current assets:
Cash and cash equivalents	$321,246	$308,021
Accounts receivable	124,331	105,320
Inventories	31,936	23,703
Other current assets	22,786	12,080

Total current assets	500,299	449,124

Property, plant and equipment, net	563,313	535,197
Intangible assets, net	14,708	17,122
Other assets	23,961	19,351

Total assets	$1,102,281	$1,020,794

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$59,263	$4,639
Accounts payable and accrued liabilities	107,245	77,137

Total current liabilities	166,508	81,776

Long-term borrowings	-	57,337
Other liabilities	17,707	16,386

Photronics, Inc. shareholders' equity	783,380	744,564
Noncontrolling interests	134,686	120,731
Total equity	918,066	865,295

Total liabilities and equity	$1,102,281	$1,020,794